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FORM 3                                                                                              -------------------------------
                                                                                                              OMB APPROVAL
                                                                                                    -------------------------------
                                                                                                    OMB number:           3235-0104
                                                                                                    Expires:         April 30, 1997
                                                                                                    Estimated average burden
                                                                                                    hours per response..........0.5
                                                                                                    -------------------------------

                                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                                         Washington, D.C. 20549

                                         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

               Filed pursuant to Section 16(a) of the Securities  Exchange Act of  1934,  Section  17(a) of the  Public  Utility
                           Holding  Company Act of 1935 or Section  30(f) of the Investment Company Act of 1940


-----------------------------------------------------------------------------------------------------------------------------------
                                              |                          |
1.    Name and Address of Reporting Person    | 2.  Date of Event Re-    | 4.  Issuer Name and Ticker or Trading Symbol
                                              |     quiring Statement    |
 Carrefour S.A., a French corporation         |      (Month/Day/Year)    |    PetsMart, Inc. (NASDAQ:  PETM)
----------------------------------------------|                          |---------------------------------------------------------
      (Last)         (First)        (Middle)  |                          |                                |
                                              |           11/9/98        | 5. Relationship of Reporting   | 6.  If Amendment, Date
6 Avenue Raymond-Poincare - 75116             |                          |    Person to Issuer            |     of Original
----------------------------------------------|--------------------------|    (Check all applicable)      |     (Month/Day/Year)
                    (Street)                  | 3.  IRS or Social Se-    |                                |-----------------------
                                              |     curity Number of     |     __ Director    X  10% Owner| 7. Individual or Joint/
                                              |     Reporting Person     |     __ Officer     __ Other    |    Group Filing
                                              |     (Voluntary)          |        (give title    (specify | X  Form filed by One
                                              |                          |         below)         below)  |    Reporting Person
                                              |                          |       _________________        | __ Form filed by More
    Paris          France                     |                          |                                |than One Reporting Person
----------------------------------------------|------------------------------------------------------------------------------------
     (City)           (State)        (Zip)    |              Table I -- Non-Derivative Securities Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
1.   Title of Security                           | 2.  Amount of Securities   |  3.  Ownership         | 4.  Nature of Indirect
     (Instr. 4)                                  |     Beneficially Owned     |      Form: Direct      |     Beneficial Ownership
                                                 |     (Instr. 4)             |      (D) or Indirect   |     (Instr. 5)
                                                 |                            |      (I) (Instr. 5)    |
-------------------------------------------------|----------------------------|------------------------|---------------------------
 Common Stock, par value $.0001 per share        |     9,663,018              |           I(1)         |      (1)
-------------------------------------------------|----------------------------|------------------------|---------------------------
 Common Stock, par value $.0001 per share        |     3,519,566              |           I(2)         |      (2)
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
-------------------------------------------------|----------------------------|------------------------|---------------------------
                                                 |                            |                        |
===================================================================================================================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                                                         (Over)
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FORM 3 (continued)                   Table II -- Derivative  Securities  Beneficially Owned (e.g.,
                                                 puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
1.  Title of Derivative   | 2.  Date Exercisable   | 3.  Title and Amount of      | 4.  Conver-    | 5.  Owner-    | 6.  Nature of
    Security              |     and Expiration     |     Securities Underlying    |     sion or    |     ship      |     Indirect
    (Instr. 4)            |     Date               |     Derivative Security      |     Exercise   |     Form of   |     Beneficial
                          |     (Month/Day/Year)   |     (Instr. 4)               |     Price of   |     Deri-     |     Ownership
                          |                        |                              |     Deri-      |     vative    |     (Instr. 5)
                          |                        |                              |     vative     |     Security: |
                          |                        |                              |     Security   |     Direct    |
                          |------------------------|------------------------------|                |     (D) or    |
                          |   Date     |  Expira-  |     Title   |  Amount or     |                |     Indirect  |
                          |   Exer-    |  tion     |             |  Number of     |                |     (I)       |
                          |  cisable   |  Date     |             |  Shares        |                |     (Instr. 5)|
--------------------------|------------|-----------|--- ---------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
--------------------------|------------|-----------|-------------|----------------|----------------|---------------|----------------
                          |            |           |             |                |                |               |
-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) These shares are beneficially owned directly by Carrefour S.A.'s indirect subsidiary, Fourcar, B.V., a Netherlands corporation.
(2) These shares are beneficially owned directly by Carrefour S.A.'s indirect subsidiary, Lacomble Retailing S.A., a Belgian limited liability company.




**       Intentional misstatements or omissions of facts constitute Federal               CARREFOUR S.A.
         Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                          By:/s/ Yves Sisteron           2/17/99
Note:    File three copies of this Form, one of which must be manually signed.               ----------------------      Date
         If space provided is insufficient, See Instruction 6 for procedure.              ** Signature of Reporting
                                                                                             Person
Potential persons who are to respond to the collection of  information contained          Title:  Authorized Signatory
in this form are not required to respond unless the form displays a current                       --------------------
valid OMB Number.
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